Exhibit 99.1

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	Sept 30, 2021	December 31,
Assets	(unaudited)	2020
Current Assets:
Cash, cash equivalents and restricted cash	$13,158	$8,927
Accounts receivable, net of allowances of $244 at September 30, 2021 and $145 at December 31, 2020	9,329	12,670
Due from related party (Note 12)	162	73
Content library	24,935	26,074
Income tax receivable	10,222	10,498
Prepaid expenses and other current assets	9,446	6,949
Total current assets	67,252	65,191
Property and equipment, net (Note 3)	45,211	63,089
Goodwill, net (Note 4)	147,523	147,523
Intangible assets, net (Note 4)	142,063	195,635
Other long-term assets	723	1,653
Total assets	$402,772	$473,091
Liabilities and Equity
Current Liabilities:
Trade payables	$31,161	$26,719
Due to related parties, net (Note 12)	357	449
Accrued and other current liabilities (Note 5)	60,062	75,954
Total current liabilities	91,580	103,122
Long-term debt, net (Note 6)	361,890	307,474
Other long-term liabilities	13,944	19,862
Deferred income taxes, net	10,197	41,171
Total liabilities	477,611	471,629
Commitments and Contingencies (Note 10)
Shareholders’ Equity
Common stock, $0.0001 par value; 60,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 31,274,065 and 27,962,554 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	3	3
Additional paid-in-capital	239,722	223,085
Accumulated deficit	(314,564)	(221,626)
Total equity	(74,839)	1,462
Total liabilities and shareholders’ equity	$402,772	$473,091

See accompanying Notes to Condensed Consolidated Financial Statements

F-23

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Net revenue	$216,372	$465,208
Operating expenses:
Product cost	83,602	187,865
Direct operating	98,155	133,861
Marketing	10,743	16,090
General and administrative	41,709	46,840
Depreciation and amortization	81,317	108,316
Total operating expenses	315,526	492,972
Operating loss	(99,154)	(27,764)
Interest and other expense, net	(24,687)	(24,848)
Loss before income taxes	(123,841)	(52,612)
Income tax benefit	(30,903)	(13,477)
Net loss	$(92,938)	$(39,135)
Net loss per share attributable to common shareholders — basic and diluted	$(3.01)	$(1.40)
Weighted average shares used in computing net loss per share attributable to common shareholders — basic and diluted	30,839,870	27,870,539

See accompanying Notes to Condensed Consolidated Financial Statements

F-24

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities:
Net loss	$(92,938)	$(39,135)
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	28,015	54,809
Amortization of intangible assets	53,572	53,571
Gain on sale/disposal of assets	(271)	(66)
Deferred income taxes	(30,974)	(23,895)
Amortization of deferred financing costs	962	2,582
PIK interest added to Senior Facilities	26,413	—
Related party tax payable settlement	15,777	—
Non-cash rent, interest and other	985	83
Cash flows from changes in net operating assets and liabilities:
Accounts receivable	3,341	10,262
Content library	1,138	38,656
Income tax receivable	276	9,752
Prepaid expenses and other current assets	(2,497)	1,476
Other assets	930	650
Trade payables	4,437	(50,653)
Change in due to/from related parties	(90)	284
Accrued and other liabilities	(19,857)	(21,498)
Net cash flows (used in) provided by operating activities	(10,781)	36,878
Investing Activities:
Purchases of property and equipment	(10,039)	(16,899)
Proceeds from disposition of property and equipment	392	786
Net cash flows used in investing activities	(9,647)	(16,113)
Financing Activities:
Proceeds from Redbox’s borrowings	30,896	18,000
Repayments of Redbox’s debt obligations	(3,855)	(37,188)
Dividends paid	(90)	(707)
Principal payments on capital lease obligations	(2,292)	(2,800)
Net cash flows provided by (used in) financing activities	24,659	(22,695)
Change in cash, cash equivalents and restricted cash	4,231	(1,930)
Cash, cash equivalents and restricted cash:
Beginning of period	8,927	7,378
End of period	$13,158	$5,448

See accompanying Notes to Condensed Consolidated Financial Statements

F-25

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(in thousands)

(unaudited)

		Additional	Retained
	Common	Paid-in	Earnings	Total
	Stock	Capital	(Deficit)	Equity
Balance at December 31, 2019	$3	$223,084	$(152,176)	$70,911
Dividends	—	—	53	53
Share-based compensation plans and related activity .	—	(22)	—	(22)
Net loss	—	—	(39,135)	(39,135)
Balance at September 30, 2020	$3	$223,062	$(191,258)	$31,807

		Additional	Retained
	Common	Paid-in	Earnings	Total
	Stock	Capital	(Deficit)	Equity
Balance at December 31, 2020	$3	$223,085	$(221,626)	$1,462
Related party tax payable settlement	—	15,777	—	15,777
Share-based compensation plans and related activity	—	860	—	860
Net loss	—	—	(92,938)	(92,938)
Balance at September 30, 2021	$3	$239,722	$(314,564)	$(74,839)

See accompanying Notes to Condensed Consolidated Financial Statements

F-26

REDWOOD INTERMEDIATE, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:     Description of Business

Redwood Intermediate, LLC, a Delaware limited liability company, and subsidiaries (“Redbox” or the “Company”), operates self-serve kiosks in the United States where consumers can rent or purchase movies. As of September 30, 2021, the Company operated a network of approximately 40,000 self-service kiosks, in approximately 33,000 locations primarily at leading grocery stores, mass retailers, drug stores, dollar retailers, and convenience stores in every U.S. state and Puerto Rico (collectively the United States).

Redbox is an established brand and leading provider in the home entertainment market in the United States. The Company is focused on providing its customers with the best value in entertainment and the most choice in how they consume it, through physical media and/or digital services. Redbox is undergoing a significant business expansion and digital transformation. The Company has transitioned from a pure-play DVD rental company to a multi-faceted entertainment company that provides tremendous value and choice by offering DVD rentals as well as multiple digital products across a variety of content windows including transactional (TVOD), ad-supported (AVOD), subscription (SVOD), and being a distributor of feature films with a growing library of original content. Redbox currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business.

For the Legacy Business, the Company operates a nationwide network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company also generates service revenue by providing installation, merchandising and break-fix services to other kiosk businesses. Finally, the Company also produces, acquires, and distributes movies exclusively through its film distribution label, Redbox Entertainment, LLC, providing rights to talent-led films that are distributed across Redbox services as well as through third party digital services. For its digital business, the Company provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content, 2) Redbox Free On Demand, an ad-supported service providing free movies and TV shows on demand, and 3) Redbox Free Live TV, a free, ad-supported television service giving access to over 100 linear channels.

The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. (“New Outerwall”), a Delaware corporation, which is a direct, wholly owned subsidiary of Aspen Parent, Inc. (“Aspen”), a Delaware corporation. On September 27, 2016, Outerwall, Inc. (“Old Outerwall”) was acquired by an entity controlled by funds affiliated with or controlled by Apollo Global Management, LLC and its subsidiaries (“Apollo” or the “Sponsor”) (the “Apollo Acquisition”). In addition to its interest in Redbox, New Outerwall has interest in one other business under the brand name of Coinstar.

On May 16, 2021, the Company became a party to a Business Combination Agreement with Seaport Global Acquisition Corp. (a publicly traded special purpose acquisition company (“Seaport”)).

The Business Combination closed on October 22, 2021. The Business Combination is accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, Business Combinations, Seaport is treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the existing controlling equity holder of Redbox having 72.2% of the voting power of the combined company (and one of its affiliates having an additional 3.9% of the voting power of the combined company) and the operations of Redbox and its subsidiaries constituting the only ongoing operations of the combined company. The result of the transaction transformed the Company into a publicly traded entity on Nasdaq under the ticker symbol “RDBX”.

For an update on the Business Combination Agreement with Seaport, see Note 14: Subsequent Events.

Note 2:     Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The unaudited financial information included herein has been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”). All significant intercompany balances and transactions between Redbox and its wholly owned subsidiaries have been eliminated in consolidation in the periods presented as discussed below.

F-27

The accompanying unaudited condensed consolidated interim financial statements reflect all adjustments, consisting of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented in accordance with U.S. GAAP. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. As such, the information included herein should be read in conjunction with the consolidated financial statements and accompanying notes included in the consolidated audited financial statements as of and for the year ended December 31, 2020, included in the definitive proxy statement relating to the Business Combination between Redbox and Seaport as filed with the Securities and Exchange Commission on September 29, 2021.

Amounts Due From/To Related Parties

Any transactions between Redbox and its owners, employees or non-employee directors or Redbox and Coinstar are considered related party transactions, and any transactions between Redbox and New Outerwall and its affiliates are settled in cash pursuant to commercial services agreements.

With respect to income taxes for all periods presented, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operated as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the unaudited Condensed Consolidated Balance Sheets. The Company remits cash to Aspen or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer.

Use of Estimates in Financial Reporting

The Company’s consolidated financial statements are prepared in conformity with U.S. GAAP which requires management to make estimates and assumptions that affect the reported amounts in its consolidated financial statements and notes thereto. These estimates and assumptions take into account historical and forward-looking factors that the Company believes are reasonable, including but not limited to the potential impacts arising from COVID-19, and policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts from COVID-19 remain unclear, the Company’s estimates and assumptions may evolve as conditions change. The most significant estimates and assumptions include the:

•	rate at which the economic benefit of the content library is consumed through rental activity;

•	useful lives and recoverability of goodwill, definite-lived intangible assets, equipment and other long- lived assets;

•	recognition and measurement of deferred income taxes (including the measurement of uncertain tax positions); and

•	recognition and measurement of purchase price allocations for business combinations.

It is reasonably possible that the estimates the Company makes may change in the future and could have a material effect on its consolidated financial statements.

Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue, net of sales tax, when it satisfies its performance obligations by transferring control of promised goods or services to its customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Revenue from movie rentals is recognized for the period that the movie is rented and is recorded net of promotional discounts offered to the Company’s consumers, uncollected amounts and refunds that it grants to its customers. Revenue from a direct sale out of the kiosk of previously rented movies is recognized at the time of sale. Revenue from On Demand rentals or purchases is also recognized at the time of sale. On rental transactions for which the related movie has not yet been returned to the kiosk at month-end, revenue is recognized with a corresponding receivable recorded in the balance sheet, net of a reserve for potentially uncollectable amounts that is considered a reduction from gross revenue as collectability is not reasonably assured.

F-28

A significant portion of the Company’s Legacy Business rental revenue is concentrated in kiosks installed with certain retail partners. Revenue aggregated at the following retailers accounted for 10% or more of the Company’s net revenue for the periods presented:

	Nine Months Ended September 30,
	2021	2020
Wal-Mart Stores Inc.	13.0%	14.2%
Walgreen Co.	12.2%	15.0%

Promotional Codes and Gift Cards

The Company offers its consumers the option to purchase stored value products in the form of bulk promotional codes and electronic gift cards. There are no expiration dates on these products and the Company does not charge service fees that cause a decrement to customer balances in the case of gift cards. Cash receipts from the sale of promotional codes and gift cards are recorded as deferred revenue in Accrued and other current liabilities and recognized as revenue upon redemption. Additionally, the Company recognizes revenue from non-redeemed or partially redeemed promotional codes and gift cards in proportion to the historical redemption patterns, referred to as “breakage.” Estimated breakage revenue is recognized over time in proportion to actual promotional code and gift card redemptions and is not material in any period presented.

As of September 30, 2021 and December 31, 2020, $7.4 million and $7.0 million, respectively, were deferred related to purchased but unredeemed promotional codes and gift cards and are included in Accrued and other current liabilities in the accompanying unaudited Condensed Consolidated Balance Sheets.

Loyalty Program

In January 2018, the Company launched Redbox Perks. Redbox Perks allows members to earn points based on transactional and non-transactional activities with Redbox. As customers accumulate points, the Company defers revenue based on its estimate of both the amount of consideration paid by Perks members to earn awards and the value of the eventual award it expects the members to redeem. The Company defers an appropriate amount of revenue so as to properly recognize revenue from Perks members in relation to the benefits of the program. The Company also estimates the quantity of points that will not be redeemed by Perks members (“breakage”). Breakage reduces the amount of revenue deferred from loyalty points over the period of, and in proportion to, the actual redemptions of loyalty points based on observed historical breakage and consumer rental patterns.

As of September 30, 2021 and December 31, 2020, $2.0 million and $2.8 million, respectively, of revenue was deferred related to Perks and is included in Accrued and other current liabilities in the accompanying unaudited Condensed Consolidated Balance Sheets.

Product Cost

Product cost primarily represents the amortization of the Company’s physical content library and digital revenue sharing costs. Amortization of the content library is calculated using rental decay curves based on historical performance of movies over their useful lives to allocate content library costs to the periods over which the related revenue are earned. Given the steepness of the rental decay curve, amortization of the content library is recorded on an accelerated basis with substantially all of the content library cost recognized within the first year. The rental decay curves and salvage value of the Company’s content library are periodically reviewed and evaluated.

For movies acquired through the Company’s Redbox Entertainment label, costs include (1) the costs to acquire content, (2) manufacturing costs and (3) supply chain costs. These costs are capitalized as they are incurred and amortized in proportion to the current year's revenue as a percentage of management's estimate of total ultimate revenue, not to exceed the life of the acquired rights. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates.

Advertising Costs

Advertising costs, which are included as a component of marketing expenses, include media expenses for local advertising, internet advertising, and sponsorship fees. The costs were $1.4 million and $4.6 million for the nine months ended September 30, 2021 and 2020, respectively.

F-29

Share Based Compensation

The Company grants share-based awards to select employees of the Company, consisting of restricted stock and performance stock units. Compensation expense is generally recognized for restricted stock units on a graded-vesting basis over the vesting period, which is generally five years. Compensation expense is generally recognized for performance stock units over the related vesting periods based on the grant-date fair value of the award when it becomes probable that the minimum return on Invested Capital (as defined under the plans) by Apollo will be satisfied. Award forfeitures are recognized at the time of occurrence. All awards granted are equity classified awards.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of deposit accounts. The Company’s cash balances with financial institutions may exceed the deposit insurance limits. The Company does not include outstanding amounts due from its payment card service providers for billed transactions in its cash balances, rather they are included in accounts receivable.

Restricted Cash

Restricted cash balances are cash balances established to secure the Company’s letter of credit requirement to support its insurance obligations and is presented as a short-term asset. See also Note 6: Debt.

Content Library

Content library is comprised of movies available for rent or purchase through the Company’s kiosks as well as movies acquired through the Company’s Redbox Entertainment label.

For movies available for rent or purchase through the Company’s kiosks, movie content is obtained primarily through revenue sharing agreements and license agreements with studios, as well as through distributors and other suppliers. The cost of content mainly includes (1) the costs paid to studios and other vendors to acquire content including revenue share as applicable, (2) costs incurred to label, sort, and ship content to the Company’s kiosks for merchandising, (3) costs incurred to destroy content after use if required under contractual arrangements with studios and (4) indirect taxes, if applicable. For content that the Company expects to sell, management determines an estimated salvage value. Content salvage values are estimated based on the historical sales activity. The cost of each title is capitalized and amortized to its estimated salvage value using rental decay curves as discussed above under Product Cost.

For movies acquired through the Company’s Redbox Entertainment label, costs include (1) the costs to acquire content, (2) manufacturing costs and (3) supply chain costs. These costs are capitalized as they are incurred and amortized in proportion to the current year's revenue as a percentage of management's estimate of total ultimate revenue, not to exceed the life of the acquired rights. Ultimate revenue estimates are periodically reviewed and adjustments, if any, will result in changes to amortization rates.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets are generally comprised of insurance-related receivables representing estimated amounts due from the Company’s insurance partners in excess of its deductibles, spare parts that are not separately capitalized for use in the repair and maintenance of its kiosks, the value of cases and labels used to vend and track discs, net of amortization, and various prepayments for operating expenses including software licenses when not determined to be a component of property and equipment.

Accrued and Other Current Liabilities

Accrued and other current liabilities generally consist of estimated total amounts due under contractual revenue-sharing arrangements with the Company’s content providers net of payments made during the respective title’s rental period, employee related liabilities primarily related to compensation, deferred revenue related to stored-value arrangements and the Company’s loyalty program, estimated income taxes payable, sales and rental-related taxes collected from the Company’s consumers on behalf of governmental entities, estimated gross amounts due for insurance claims incurred but not recorded, and various other estimates of amounts due but not invoiced for goods and services from the Company’s operational vendors.

Loss Contingencies

The Company accrues estimated liabilities for loss contingencies arising from claims, assessments, litigation and other sources when it is probable that a liability has been incurred and the amount of the claim assessment or damages can be reasonably estimated. The Company believes it has sufficient accruals to cover any obligations resulting from claims, assessments or litigation that have met these criteria.

F-30

Fair Value of Financial Instruments

Certain financial assets and liabilities are required to be carried at fair value. Fair value is the price that would be received to sell an asset, or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants at the measurement date. In determining fair value, the Company utilizes market data or assumptions that it believes market participants would use in pricing the asset or liability, which would maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, including assumptions about risk and the risks inherent in the inputs to the valuation technique.

In evaluating the fair value measurement techniques for recording certain financial assets and liabilities, there is a three-level valuation hierarchy under which financial assets and liabilities are designated. The determination of the applicable level within the hierarchy of a particular financial asset or liability depends on the inputs used in valuation as of the measurement date.

Valuations based on observable or market-based inputs for identical asset or liabilities (Level 1 measurement) are given the highest level of priority, whereas valuations based on unobservable or internally derived inputs (Level 3 measurement) are given the lowest level of priority. The three levels of the fair value hierarchy are defined as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2: Inputs other than Level 1 inputs that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or market-corroborated inputs; or

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The carrying amounts for the Company’s cash equivalents approximate fair value because of the short-term nature of these instruments. The fair value of the Company’s long-term debt approximates its carrying amount, which is presented net of unamortized deferred financing costs.

Derivative Instruments

The Company is exposed to certain market risks relating to interest rates. The Company actively monitors and attempts to mitigate but does not eliminate these exposures using derivative instruments including interest rate swaps. The Company does not enter into derivative instruments for speculative or trading purposes. The Company recognizes its derivatives as either assets or liabilities and measure those instruments at estimated fair value. The Company presents its derivative positions gross on its unaudited Condensed Consolidated Balance Sheets. The Company records changes in the fair value of derivatives as a component of interest and other expense, net on its unaudited Condensed Consolidated Statements of Operations.

COVID-19 Pandemic

The Company is continuing to closely monitor the impact of the COVID-19 pandemic and is continually assessing its potential effects on its business and its financial performance as well as the impact of COVID-19 on its customers, employees, and vendors, including retail and studio partners. The Company cannot predict the duration or severity of the COVID-19 pandemic, and cannot reasonably estimate the financial impact that the COVID-19 outbreak will have on its results and significant estimates going forward.

F-31

Recent Accounting Pronouncements

Accounting Guidance Recently Adopted:

In August 2018, the FASB issued ASU 2018-05, Intangibles-Goodwill and Other-Internal-Use-Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The ASU requires a customer in a cloud computing arrangement (i.e., hosting arrangement) that is a service contract to follow the internal-use software guidance in ASC 350-40 to determine whether to capitalize certain implementation costs or expense them as incurred. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company adopted this ASU as of January 1, 2021, which did not have a material impact on its consolidated financial statements and related disclosures.

In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (Subtopic 926-20), in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, 2019-02 requires that an entity test films and license agreements for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2020. The Company adopted this ASU as of January 1, 2021, which did not have a material impact on its consolidated financial statements and related disclosures.

Accounting Guidance Not Yet Adopted:

In March 2020, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2020-04, Reference Rate Reform (ASU 2020-04), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuance of LIBOR or another referenced rate. ASU 2020-04 is effective for fiscal years beginning after December 31, 2022. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) to simplify the accounting for income taxes. This guidance removes certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences. The guidance also clarifies and simplifies other areas of ASC 740. This standard is effective for private companies for fiscal years beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires lessees, among other things, to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. For private companies, the guidance is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). The ASU provides new guidance regarding measurement and recognition of credit impairment for certain financial assets. Such guidance will impact how the Company determines its allowance for estimated uncollectible receivables. For private companies, the guidance is effective for reporting periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and related disclosures.

F-32

Note 3:      Property and Equipment

Dollars in thousands	September 30, 2021	December 31, 2020
Kiosks and components	$190,202	$190,416
Computers, servers, and software	96,352	87,113
Leasehold improvements	4,145	3,991
Office furniture and equipment	676	676
Leased Vehicles	10,436	10,678
Property and equipment, at cost	$301,811	$292,874
Accumulated depreciation	(256,600)	(229,785)
Property and equipment, net	$45,211	$63,089

Note 4:      Goodwill and Other Intangible Assets

The following table summarizes the changes in goodwill by reportable segment:

Dollars in thousands	Legacy Business	Digital Business	Total
Balance as of December 31, 2020	$144,014	$3,509	$147,523
Balance as of September 30, 2021	$144,014	$3,509	$147,523

The following table summarizes the carrying amounts and accumulated amortization of intangible assets:

	September 30, 2021				December 31, 2020
Dollars in thousands	Estimated Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Contracts with retailers	7 years	$370,000	$(264,873)	$105,127	$370,000	$(225,230)	$144,770
Trade name	7 years	60,000	(42,953)	17,047	60,000	(36,524)	23,476
Contactable customer list	7 years	40,000	(28,635)	11,365	40,000	(24,349)	15,651
Developed technology	7 years	30,000	(21,476)	8,524	30,000	(18,262)	11,738
Total intangible assets subject to amortization		$500,000	$(357,937)	$142,063	$500,000	$(304,365)	$195,635

The Company recognized amortization expense of $53.6 million for each of the nine months ended September 30, 2021 and 2020.

There was no impairment of goodwill and other intangible assets for the nine months ended September 30, 2021 and 2020.

Certain events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately affect the estimated fair values of the Company's reporting units include such items as: (i) a decrease in expected future new release movie titles resulting from the prolonged effects of the COVID-19 pandemic (ii) an increase in competition across streaming platforms resulting in fewer titles available at Redbox or fewer rental transactions and (iii) the inability to achieve cost savings or growth initiative targets within an expected timeframe.

F-33

Note 5:      Accrued and Other Current Liabilities

Accrued and other current liabilities as of September 30, 2021 and December 31, 2020, consisted of the following:

	September 30,	December 31,
Dollars in thousands	2021	2020
Accrued payroll and other related expenses	$20,776	$24,212
Accrued revenue share	12,669	13,480
Deferred revenue	11,203	10,019
Income taxes payable	—	15,777
Other	15,414	12,466
Total accrued and other current liabilities	$60,062	$75,954

Note 6:      Debt

	September 30,	December 31,
Dollars in thousands	2021	2020
Term Loan Facility	$306,563	$281,563
Paid-In-Kind Interest related to Term Loan Facility	24,186	—
Revolving Credit Facility	30,000	30,000
Paid-In-Kind Interest related to Revolving Credit Facility	2,227	—
Union Revolving Credit Facility	4,590	2,550
Total debt outstanding	$367,566	$314,113
Less: Unamortized debt issuance costs	(5,676)	(6,639)
Total debt, net	$361,890	$307,474
Portion due within one year	$—	$—
Total long-term debt, net	$361,890	$307,474

On October 20, 2017, Redbox Automated Retail, LLC (“RAR”) entered into a credit agreement (“Credit Agreement”), which provided for:

•	a first lien term loan facility (the “Term Loan B”), in an original aggregate principal amount of $425.0 million, with a five-year maturity; and

•	a first lien revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”), in an aggregate principal amount of up to $30.0 million, with a five-year maturity.

The Term Loan B was made available to RAR immediately upon closing and was used in part to retire all $280.0 million of the Company’s existing debt and to settle closing costs associated with the new Term Loan B totaling $19.5 million of which $4.6 million was paid to Apollo Global Securities, LLC, an affiliate of Apollo, for services provided in connection with the financing. The balance of the Term Loan B proceeds were used towards a dividend, occurring on the same day, with total dividend of $160.0 million to equity holders of RAR. Additionally, at the execution of the new Credit Agreement, RAR wrote-off unamortized deferred financing costs of $21.7 million related to the extinguishment of the entire debt under the prior credit agreement.

On September 7, 2018, RAR entered into an Incremental Assumption and Amendment Agreement (the “Amendment”) to the Credit Agreement. The Amendment provided for, among other things, (i) an incremental Term B-1 Loan (“Term Loan B-1”) in an original aggregate principal amount of $85.8 million and (ii) the payment of one or more restricted payments to shareholders of RAR in an aggregate amount not to exceed $115.0 million. The proceeds received from the Amendment along with cash flow from the business were used towards a dividend distribution to equity holders of RAR totaling $115.0 million that was paid within five business days of September 7, 2018, and to pay fees and expenses in connection with the Amendment totaling $3.7 million. The additional loan under Term Loan B-1 had terms identical to the original Term Loan B, except to account for the incremental principal amount within the quarterly amortization payment schedule and to reset call protection on the Term Loan B-1.

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On September 30, 2020, RAR entered into the second amendment to its Credit Agreement (the “Second Amendment”) to, among other things, to increase the total net leverage covenant during the remaining term of the Credit Agreement and revise the quarterly amortization payment schedule.

On December 28, 2020, RAR entered into a third amendment to its Credit Agreement (the “Third Amendment”). The amendment deferred the December 2020 amortization payment to March 2021.

As of December 31, 2020, RAR’s Senior Facilities matured on October 20, 2022, and subsequent to the Amendment, Second Amendment and Third Amendment consisted of:

•	a first lien term loan B facility, in an aggregate principal amount of $425.0 million;

•	a first lien term loan B-1 facility, in an aggregate principal amount of $85.8 million; and

•	a first lien revolving credit facility, in an aggregate principal amount of up to $30.0 million.

On December 29, 2020, Redbox Entertainment, LLC entered into a four-year, $20.0 million revolving credit facility with Union Bank (the “Union Revolving Credit Facility”). The facility is used exclusively to pay for minimum guarantees, license fees and related distribution expenses for original content obtained under the Company’s Redbox Entertainment label. Borrowings outstanding under the Union Revolving Credit Facility as of September 30, 2021 and December 31, 2020 were $4.6 million and $2.55 million, respectively.

Borrowings under the Union Revolving Credit Facility will bear interest at either the alternate base rate or LIBOR (based on an interest period selected by the Company of one month, three months or six months) in each case plus a margin. The alternate base rate loans bear interest at a per annum rate equal to the greatest of (i) the base rate in effect on such day, (ii) the federal funds effective rate in effect on such day plus 1∕2 of 1.0%, and (iii) daily one month LIBOR plus 1.0%. The revolving credit facility borrowings that are LIBOR loans bear interest at a per annum rate equal to the applicable LIBOR plus a margin of 0.50%. The borrowing interest rate for the Union Revolving Credit Facility was 4.25% as of September 30, 2021 and December 31, 2020, respectively.

In addition to paying interest on outstanding principal under the Union Revolving Credit Facility, Redbox Entertainment, LLC is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder.

On January 29, 2021, RAR entered into an amendment to its Credit Agreement (the “Fourth Amendment”). The Fourth Amendment provided for, among other things, (i) deferral of principal amortization payments until the maturity date, (ii) extension of the maturity date to April 2023, (iii) at the RAR’s election, subject to certain liquidity thresholds, payment PIK interest, and, (iv) removal of all financial covenant requirements.

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In addition, under the Fourth Amendment RAR incurred an incremental first lien term loan B-2 facility (“Term Loan B-2” and, together with Term Loan Bs and Term Loan B-1’s, the “Term Loan Facility”) in an aggregate principal amount of $25.0 million which was provided by New Outerwall Inc. The loan was subsequently assigned to Aspen Parent, Inc. Aspen Parent, Inc. indirectly owns 100% of the equity of the Company and is therefore a related party of the Company. The proceeds from the loan will be used for general corporate purposes.

Pursuant to the Fourth Amendment, interest is payable on the Senior Facilities entirely in cash or, for a specified period, could be paid by increasing the principal amount of the Senior Facilities (PIK Interest), or through a combination of cash and PIK interest, subject to certain liquidity thresholds. Borrowings under the Senior Facilities bear interest at a rate at RAR’s option, either (a) a London Interbank Offer Rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50% per annum, (ii) the prime rate quoted by the Wall Street Journal (or another national publication selected by the administrative agent) and (iii) the one-month adjusted LIBOR plus 1.00% per annum, in each case plus an applicable margin. The applicable margin for borrowings under the Senior Facilities is 7.25% with respect to Eurocurrency Borrowings (increasing to 8.25% if PIK Interest is paid) and 6.25% with respect to ABR Borrowings (increasing to 7.25% if PIK Interest is paid).

In addition to paying interest on outstanding principal under the Senior Facilities, RAR is required to pay a commitment fee at a rate equal to 0.50% per annum to the lenders in respect of the unutilized commitments thereunder. RAR is also required to pay customary agency fees.

In connection with the Business Combination, on May 16, 2021, RAR entered into another amendment to its Credit Agreement (the “Fifth Amendment”). The Fifth Amendment, which became effective upon consummation of the Business Combination, provided consent to the planned Business Combination and among other things, extended the Senior Facilities maturity date to October 2023 and subordinated the Term Loan B-2s to the Term Loan Bs and the Term Loan B-1s. In addition, among other things, concurrently with the consummation of the Business Combination, i) $15.0 million of cash proceeds from the Business Combination were used to pay down outstanding borrowings under the Revolving Credit Facility and ii) $35.0 million of cash proceeds from the Business Combination were used to pay down outstanding borrowings under the Term Loan Bs and the Term Loan B-1s.

On October 11, 2021, RAR entered into a consent to the Fifth Amendment to make certain additional changes to the Credit Agreement, which became effective upon consummation of the Business Combination, including extending the maturity date of the Senior Facilities to April, 2024 and extending the PIK interest option until December 31, 2022 (subject to a minimum pro forma liquidity). See Note 14: Subsequent Events for a further discussion.

Dividend Restrictions

The Credit Agreement contains certain customary affirmative covenants and negative covenants, including a limitation on the Company’s ability to pay dividends on or make distributions in respect of its capital stock or make other restricted payments. The covenant prohibiting dividends and other restricted payments has certain limited exceptions, including for customary overhead, legal, accounting and other professional fees and expenses; taxes; customary salary, bonus and other benefits; and up to $1.03 million for dividends that were accrued on equity interests that were unvested as of the payment of the Company’s last dividend in 2018 and have subsequently vested.

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Interest Rates and Fees

As of September 30, 2021 and December 31, 2020, the borrowing interest rate for the Senior Facilities was 9.25% and 8.25%, respectively.

Amortization and Prepayments

Required minimum principal amortization payments under the Term Loan Facility as of September 30, 2021, are as follows:

Dollars in thousands	Repayment Amount
Remaining 2021	$—
2022	—
2023	330,749
Total	$330,749

As noted above, pursuant to the consent agreement to the Fifth Amendment that RAR entered into on October 11,2021, the maturity date of the Senior Facilities has been extended to April, 2024.

In addition, the Senior Facilities require RAR to prepay outstanding term loan borrowings, subject to certain exceptions, with:

•	a certain percentage set forth in the Credit Agreement governing the Senior Facilities of RAR’s annual excess cash flow, as defined under the Senior Facilities;

•	a certain percentage of the net cash proceeds of certain non-ordinary course asset sales, other dispositions of property or certain casualty events, in each case subject to certain exceptions and reinvestment rights; and

•	the net cash proceeds of any issuance or incurrence of debt, other than proceeds from debt permitted under the Senior Facilities.

RAR may voluntarily repay outstanding loans that are funded solely by internally generated cash from business operations under the Senior Facilities at any time, without prepayment premium or penalty, except customary “breakage” costs with respect to LIBOR rate loans.

All obligations under the Senior Facilities are unconditionally guaranteed by each of RAR’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions and the direct parent of RAR. The obligations are secured by a pledge of substantially all of RAR’s assets and those of each guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions, and its capital stock owned by RAR’s direct parent. Such security interests consist of a first-priority lien with respect to the collateral.

Letters of Credit

As of September 30, 2021 and December 31, 2020, the Company has a Letter of Credit arrangement to provide for the issuance of standby letters of credit in the amount of $3.4 million. The arrangement supports the collateral requirements for insurance claims and is good for one year to be renewed annually if necessary. As required under the Senior Facilities, the Company’s Letter of Credit is cash-collateralized at 105% through the Company’s restricted cash balance in the amount of $3.5 million as of September 30, 2021 and December 31, 2020, respectively.

Note 7:         Derivatives

The Company entered into an interest rate swap on October 22, 2018 to manage its exposure to changes in the interest rates related to its term loan (“Term Loan Facility”) following the Amendment discussed in Note 6: Debt. The swap is not designated as a hedging instrument and is reported at fair value with changes in fair value reported directly in earnings. The Company’s hedge consists of interest rate swaps, which was used to mitigate interest rate risk.

Under the terms of the agreement, the Company entered into a three-year fixed-for-floating interest rate swap agreement with Nomura Global Financial Products, Inc. for a fixed notional amount of $200.0 million to swap the variable rate portion of interest payments tied to the one-month LIBOR under its term loans for fixed interest payments. The swap effectively locked in an average of a three-year forward curve for the one-month LIBOR at a fixed rate of 3.0335%, resulting in a total interest rate on the $200.0 million notional of 10.2835%. The agreement expires on October 31, 2021. See Note 6: Debt for additional disclosures about the Company’s Term Loan Facility.

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The following table discloses the fair value, as determined using Level 2 inputs, and balance sheet location of the Company’s derivative instrument:

Dollars in thousands	Balance Sheet Location	September 30, 2021	December 31, 2020
Derivatives not designated as hedging instruments:
Interest rate swap contract	Other liabilities	$461	$4,782

The following table discloses the effect of the Company’s derivative instrument on the unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2021 and 2020:

	For the nine months ended September 30,
Dollars in thousands	2021	2020
Other (income) expense, net	$(899)	$4,324

Note 8:         Segment Information and Geographic Data

The Company currently conducts its business through two operating segments: (1) Legacy Business and (2) Digital Business. For all periods presented, the Company did not operate outside the United States and Puerto Rico (collectively the United States). As such, all of the Company’s long-lived assets are located in the United States.

The Company’s Legacy Business operates a network of approximately 40,000 self-service kiosks where consumers can rent or purchase new-release DVDs and Blu-ray DiscsTM (“movies”). The Company’s Legacy Business also produces, acquires, and distributes movies exclusively through its Redbox Entertainment label, as well as generating service revenue by providing installation, merchandising and break-fix services to other kiosks businesses.

The Company’s Digital Business provides both transactional and ad-supported digital streaming services, which include 1) Redbox On Demand, a transactional service which provides digital rental or purchase of new release and catalog movies and TV content and 2) Redbox Free Live TV and Redbox Free On Demand, ad-supported services which include digital linear television service giving access to more than 100 linear channels, and an on-demand service with more than 5,000 movies and TV episodes giving consumers control over when they watch content. Furthermore, the Company monetizes digital advertising space in Redbox emails and apps amongst other platforms, which is referred to as Media Network.

Adjusted EBITDA is the profitability metric reported to the chief operating decision maker (“CODM”) for purposes of making decisions about allocation of resources to each segment and assessing performance of each segment. The Company believes this measure is most useful in assessing underlying performance of its business. Adjusted EBITDA is before integration related costs, efficiency initiatives, and other items.

Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization.

As segment assets are not reported to or used by the CODM to measure business performance or allocate resources, total segment assets and capital expenditures are not presented below.

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Summarized financial information by segment is as follows:

	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Net revenue
Legacy Business	$192,025	$433,215
Digital Business	24,347	31,993
Total	$216,372	$465,208
Adjusted EBITDA
Legacy Business	$(8,940)	$106,133
Digital Business	2,257	3,642
Total	$(6,683)	$109,775

The following is a reconciliation of Adjusted EBITDA to loss before income taxes for the nine months ended September 30, 2021 and 2020:

	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Loss before income taxes	$(123,841)	$(52,612)
Add:
Depreciation and amortization	81,317	108,316
Interest and other expense, net	24,687	24,848
Business optimization(a)	5,605	15,142
One-time non-recurring(b)	2,737	5,934
New business start-up costs(c)	1,004	4,821
Restructuring related(d)	1,808	3,326
Adjusted EBITDA	$(6,683)	$109,775

(a)	Business optimization costs include employee retention costs, IT costs as well as consulting costs for certain projects. For the nine months ended September 30, 2021 and 2020 the Company recorded IT costs of $2.2 million and $4.4 million, respectively. The Company recorded employee retention expense of $3.2 million and $10.7 million for each of the nine months ended September 30, 2021 and 2020, respectively.

(b)	Includes costs related to project costs and initiatives, as well as bank, legal and other fees in connection with the Company’s debt financing activities.

(c)	Includes costs to support the Company’s On Demand and AVOD offerings, along with costs related to the Company’s service and media network businesses.

(d)	Restructuring related costs include such items as employee severance charges and costs incurred related to removing kiosks.

Note 9:         Earnings Per Share

Earnings (Loss) per Share (“EPS”) is calculated by dividing the net earnings or loss attributable to shareholders by the weighted average shares outstanding. As the Company was in a loss position for the nine months ended September 30, 2021 and 2020, the Company has determined all potentially dilutive shares would be anti-dilutive in these periods and therefore are excluded from the calculation of diluted weighted average shares outstanding. This results in the calculation of weighted average shares outstanding to be the same for basic and diluted EPS.

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Potentially dilutive securities of approximately 264,513 and 261,342 for the nine months ended September 30, 2021 and 2020, respectively, were not included in the computation of diluted EPS because their effect would have been anti-dilutive.

The following is a calculation of EPS:

	Nine Months Ended September 30,
Dollars in thousands, except per share amounts	2021	2020
Basic and Diluted EPS
Net loss attributable to shareholders	$(92,938)	$(39,135)
Weighted average shares outstanding for basic and diluted loss per share	30,839,870	27,870,539
Basic and diluted loss per common share attributable to shareholders	$(3.01)	$(1.40)

Note 10:       Commitments and Contingencies

The Company leases office facilities and certain equipment necessary to maintain its information technology infrastructure. Rent expense, net of sublease income, under its operating lease agreements was $1.9 million and $1.8 million for the nine months ended September 30, 2021 and 2020, respectively.

The Company also leases automobiles under capital leases expiring at various dates through 2021. Management assesses these leases as they come due as to whether it should purchase, enter into new capital leases, or enter into operating leases.

Assets held under capital leases are included in Property and equipment, net on the unaudited Condensed Consolidated Balance Sheets and include the following:

	September 30,	December 31,
Dollars in thousands	2021	2020
Gross property and equipment	$10,436	$10,677
Accumulated depreciation	(6,981)	(5,204)
Net property and equipment	$3,455	$5,473

Content License Agreements

The Company licenses minimum quantities of theatrical and direct-to-video titles under licensing agreements with certain movie content providers. Changes in the Company’s agreements with content providers since December 31, 2020 are as follows:

•	On January 15, 2021, the Company entered into a two-year license agreement with Sony Pictures Home Entertainment effective January 1, 2021. The agreement replaces the licensing agreement the Company had in place with Sony that expired on December 31, 2020.

Total estimated movie content commitments under the terms of the Company’s content license agreements in effect as of September 30, 2021 is presented in the following table:

Dollars in thousands	Total	2021	2022
Minimum estimated movie content commitments	$28,714	$7,979	$20,735

Legal Matters

The Company is involved from time to time in legal proceedings incidental to the conduct of its business. The Company does not believe that any liability that may result from these proceedings will have a material adverse effect on its consolidated financial statements.

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Note 11:       Income Taxes

The Company’s effective tax rate was 25.0% and 25.6% for the nine months ended September 30, 2021 and 2020, respectively. The difference between the Company’s effective tax rate and the federal statutory tax rate for the nine months ended September 30, 2021 is primarily due to the effect of state taxes and the federal research and development credit.

Tax Years Open for Examination

As of September 30, 2021, there are no open examinations by the U.S. federal taxing authority. As of September 30, 2021, for the Company’s major jurisdictions, the years 2017 through 2020 were open for examination by the U.S federal and most state tax authorities.

Note 12:       Related-Party Transactions

The Company entered into transactions with New Outerwall and related affiliates, primarily Coinstar, in the ordinary course of business. A description of such transactions and their effects on the accompanying consolidated financial statements are presented below.

The Company receives and provides certain operating support under commercial services agreements with New Outerwall and related affiliates. A summary of the amounts due to/from such related parties is presented below:

	September 30,	December 31,
Dollars in thousands	2021	2020
Due from related party	$162	$73
Due to related parties, net	$357	$449

Amounts due from related party above includes amounts owed from ecoATM for kiosk servicing and other commercial agreements. The balance in amounts due to related parties primarily includes the unpaid dividends related to employee and Director stock awards.

On January 29, 2021, the Company entered into the Fourth Amendment to the Credit Agreement. Provided under the Credit Agreement, the Company incurred additional principal amount under a Term B-2 Loan in an aggregate principal amount of $25.0 million, which was provided by New Outerwall. The proceeds from the loan will be used for general corporate purposes. The Company is an indirect, wholly owned subsidiary of New Outerwall, Inc. See Note 6: Debt, for a further discussion.

With respect to income taxes for the periods, while generally the Company is part of a consolidated group for income tax filings, the income tax benefits and provisions, income tax payables, related tax payments and deferred tax balances reported within have been prepared as if the Company operates as a standalone taxpayer. Deferred taxes have been classified as net liabilities in the respective unaudited Condensed Consolidated Balance Sheets of the Company. Except for certain separate state tax obligations, the Company generally remits cash to Aspen or New Outerwall to settle any third-party, tax-related obligations, as determined if the Company operated as a standalone taxpayer. Income taxes payable balances, which are included in Accrued and other current liabilities in the Company’s unaudited Condensed Consolidated Balance Sheet, were $0 and $15.8 million as of September 30, 2021 and December 31, 2020.

In connection with the Company’s impending business combination and restructuring, on June 29, 2021, the Company and New Outerwall determined that it was no longer probable that the income tax payable balances of the Company to New Outerwall would be paid. As such, the Company recorded an entry to reduce Accrued and other current liabilities $15.8 million and increase Additional paid-in capital $15.8 million.

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Note 13:      Additional Supplemental Cash Flow Financial Information

Cash, Cash Equivalents and Restricted Cash:

	September 30,	December 31,
Dollars in thousands	2021	2020
Cash and cash equivalents	$9,798	$5,401
Restricted cash	3,360	3,526
Cash, cash equivalents and restricted cash	$13,158	$8,927

Cash Interest and Taxes:

	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Cash paid during the period for interest	$—	$20,853
Cash paid during the period for income taxes, net	$622	$2,726

Non-cash Transactions

	Nine Months Ended September 30,
Dollars in thousands	2021	2020
Purchases of property and equipment financed by capital lease obligations	$28	$130
Purchases of property and equipment included in ending trade payables or accrued and other current liabilities	$197	$—

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Note 14:       Subsequent Events

On October 11, 2021, RAR entered into a consent to the Fifth Amendment to make certain additional changes to the Credit Agreement, which became effective upon consummation of the Business Combination, including extending the maturity date of the Senior Facilities to April, 2024, extending the PIK interest option until December 31, 2022 (subject to a minimum pro forma liquidity), as well as commencing an excess cash flow sweep on March 31, 2022 subject to funds on hand being greater than $20.0 million.

In connection with the proposed business combination agreement, on October 12, 2021, Seaport Global Acquisition Corp. entered into backstop subscription agreements (the “Backstop Agreements”) with certain subscribers (the “Backstop Subscribers”), including affiliates of funds managed by affiliates of Apollo Global Management, Inc. and Seaport Global SPAC, LLC, pursuant to which the Backstop Subscribers agreed, subject to certain conditions in the Backstop Agreements, to subscribe for and purchase up to an aggregate of 3,564,356 shares of Seaport’s Class A common stock, par value $0.0001 per share, in the event that more than 10,810,644 public shares of Seaport Class A common stock are submitted for redemption in connection with the proposed Business Combination Agreement, for a purchase price of $10.10 per share.

On October 22, 2021, in accordance with the Business Combination Agreement, Redbox and Seaport closed the Business Combination. The Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under the guidance in ASC 805, Business Combinations, Seaport is expected to be treated as the “acquired” company for financial reporting purposes. Cash received by the Company from the Business Combination totaled $27.0 million, net of $50.0 million of proceeds used to pay down outstanding indebtedness under the Company’s Senior Facilities and transaction costs of $13.9 million. Transaction costs will be treated as issuance costs and netted against additional paid-in capital in the Company’s consolidated balance sheet. The result of the transaction transformed the Company into a publicly traded entity on Nasdaq under the ticker symbol “RDBX”.

The Company has evaluated subsequent events through November 22, 2021, the date on which the financial statements were issued.

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